M
                                                                 Man Investments


                                Man-AHL 130, LLC
                                Account Statement
                              2/1/2010 to 2/28/2010
                                   (Unaudited)


MAN-AHL 130, LLC

                                               STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                                                  20,401,896.25
Capital Additions this Period
Capital Withdrawals this Period
        Net Income (Loss) for the Period                                                                                349,272.90
                                                                                                                     -------------
        End of Period Net Asset Value (2/28/2010)                                                                    20,751,169.15
                                                                                                                     -------------
        Rate of Return for the Period Class A Series 1                                                 1.64%
        Rate of Return for the Period Class A Series 2                                                 1.75%
        Rate of Return for the Period Class B Series 1                                                 1.64%
        Rate of Return for the Period Class B Series 2                                                 1.75%


                                                 INVESTOR STATEMENT OF INCOME (LOSS)
Income
                Gain (Loss) on Trading of Commodity Futures and Forwards:
                        Realized Gain (Loss) on Closed Futures and Forwards                                            (314,683.93)
                        Change in Unrealized Gain (Loss) on Open Futures and Forwards                                   763,721.72
                Gain (Loss) From Investments in Other Partnerships                                                        4,784.64
                Change in Accrued Commissions                                                                            (6,119.70)
                Miscellaneous Income                                                                                       1171.05
                Interest Income                                                                                           3,782.20
                                                                                                                     -------------
                                        Total Income                                                                    452,655.98

Expenses
                Miscellaneous Fee Expense                                                                                 (4341.37)
                Management Fee                                                                                          (47,954.43)
                Incentive Fee                                                                                                 0.00
                Other Expenses                                                                                          (51,087.28)
                                                                                                                     -------------
                                        Total Expenses                                                                 (103,383.08)
                                                                                                                     -------------
                                        Net Income                                                                      349,272.90


                                        STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (2/1/2010)                                                                       20,401,896.25
Capital Contributions this Period
Capital Redeemed this Period
Current Period Net Income (Loss)                                                                                        349,272.90
                                                                                                                     -------------
                        End of Period Net Asset Value Value (2/28/2010)                                              20,751,169.15
                                                                                                                     -------------
                        End of Period Net Asset Value Per Unit Class A Series 1 (2/28/2010)          118.05
                        End of Period Net Asset Value Per Unit Class A Series 2 (2/28/2010)          122.04
                        End of Period Net Asset Value Per Unit Class B Series 1 (2/28/2010)          118.27
                        End of Period Net Asset Value Per Unit Class B Series 2 (2/28/2010)          122.26

     To the best of my knowledge and belief, the information contained in the above report is accurate and complete.

/s/ Alicia Derrah

Alicia Derrah, Vice President, Chief Financial Officer, and Secretary Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC